Exhibit 99.1

FOR IMMEDIATE RELEASE	No. 07-21

For more information contact: Brian Recatto, Vice President

Phone: (337) 896-6664

OMNI ENERGY NAMED IN SUIT

CARENCRO, LA – DECEMBER 14, 2007 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) today announced that it has been notified that Darcy Klug, a current executive vice president of the Company, has filed a lawsuit in Lafayette, Louisiana, against the Company, certain members of its Board of Directors, and certain shareholders, for various claims including breach of contract. The lawsuit is seeking damages of approximately $17 million. The Company believes the claims against it are without merit and will vigorously contest any legal action, if served. Because the Company has not been officially served with the complaint, the Company is unable to make further public comment at this time.

Headquartered in Carencro, LA, OMNI Energy Services Corp. (NASDAQ GM: OMNI) offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through five business segments: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Transportation and Specialized Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

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